Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES FIRST QUARTER 2007

OPERATING RESULTS

Warren, PA. January 16, 2007/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the first fiscal quarter ended November 30, 2006.

Net sales for the three months ended November 30, 2006 and November 30, 2005 were $584.6 million and $574.0 million, respectively. This was an increase of $10.6 million or 1.8% over the comparable quarter for the prior year. Increases in net sales for the quarter were due primarily to increases in asphalt selling prices.

Operating income for the three months ended November 30, 2006 was $73 thousand or a decrease of $17.3 million from operating income of $17.4 million for the quarter ended November 30, 2005.

Net income/(loss) for the three months ended November 30, 2006 was $(3.2) million, a decrease of $10.6 million from net income of $7.4 million for the quarter ended November 30, 2005. The decrease in net income and operating income for the fiscal quarter ended November 30, 2006 is directly related to the precipitous fall in NYMEX crude oil pricing, which declined over $21 per barrel during the period from a high of $76.98/bbl in August to a low of $55.81/bbl in November.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended November 30, 2006 decreased $18.1 million to $5.0 million from $23.1 million for the three months ended November 30, 2005. United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to net income in footnote (1) in table set forth below.

The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended
	November 30, 2006	November 30, 2005
Net Sales	$584,596	$573,992
Operating Income	$73	$17,352
Net Income / (loss)	$(3,190)	$7,438
EBITDA (1)	$5,007	$23,098

(1)	EBITDA Reconciliation:

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended
	November 30, 2006	November 30, 2005
Net Income / (loss)	$(3,190)	$7,438
Interest Expense	5,994	6,091
Income Tax Expense / (Benefit)	(2,217)	5,106
Depreciation	3,497	3,289
Amortization	923	1,174

EBITDA	$5,007	$23,098

United operates a 65,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 371 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.